EXHIBIT 99.1
PRESS RELEASE

MEDIA CONTACT:
Amy Toosley
Allison & Partners
(619) 533-7976
amy@allisonpr.com


             ENVISION SOLAR ANNOUNCES $1,000,000 IN ORDERS Q1, 2011
  PROJECTS INCORPORATE ENVISIONTRAK(TM) MULTI-AXIS HYBRID TRACKING TECHNOLOGY,
                               NOW PATENT PENDING

SAN DIEGO (JUNE 4, 2011) - ENVISION  SOLAR  INTERNATIONAL,  INC.,  (OTCBB:EVSI -
NEWS), a leading sustainable infrastructure designer and developer, today announced that the company received over one million dollars in orders in the first quarter of 2011 for the company's iconic standard multi-axis EnvisionTrak(TM) patented Solar Tree(R) systems and services. The orders will be fulfilled in the North East and South West of the United States in the third and fourth quarters of 2011.

Envision Solar's Solar Tree(R) structures with integrated EnvisionTrak(TM) and CleanCharge(TM) systems together comprise a highly engineered parking area solar array charging system that is 20 to 25 percent more productive than conventional fixed solar photovoltaic systems. This increase is achieved by incorporating hybrid multi-access tracking, which enables the solar panels to follow the sun throughout the day. Energy from the panels will be used to charge electric vehicles or delivered to the power grid. Feeding all excess solar energy back into the power grid supports the State of California's mandate of reaching 33 percent renewable energy by 2020.

CEO Robert Noble said, "We launched our company with a vision to `plant' Solar Tree(R) systems on parking lots worldwide, and now it is becoming a reality. After six years of focused technology and product development and major projects executed nationwide, we are seeing extraordinary growth in demand for our advanced products. Our system based structures, EnvisionTrak(TM) tracking technology, and our CleanCharge(TM) electric vehicle charging and other integrated technologies, are all converging into a universal `kit of parts' which fully satisfy this exploding renewable energy market."

Envision President Desmond Wheatley said, "These tracking Solar Tree(R) structures are the best we've ever built. We've taken the finest attributes of previous generations of our Solar Tree(R) products and rolled them into this new iconic and highly standardized offering. Customers love them and the level of order activity in the first quarter that the product became fully available is a significant affirmation of the direction of our product development. The interest is tremendous and growing across the country and our standardization efforts have dramatically improved our ability to deliver these products to market efficiently - anywhere."

For more information about Envision Solar, visit www.envisionsolar.com.

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ENVISION SOLAR INTERNATIONAL, INC.

Envision Solar, www.envisionsolar.com, is a leading sustainable infrastructure planner and architect designing and deploying clean energy systems globally. The solar master planning firm provides strategic long-term solutions including comprehensive sustainability planning and optimizing designs for solar array structures. Founded by leading sustainable design architect Robert Noble, the company is a leader in the invention and construction of solar structures that address unused millions of acres of parking spaces. Its innovative systems include products for commercial, residential, and institutional projects, such as EnvisionTrak(TM), CleanCharge(TM), Solar Tree(R), Solar Grove(R), Solar Row(TM), LifePort(R), LifePod(TM), LifeVillage(TM) solar systems and others.
Envision  Solar is listed on the OTC  Bulletin  Board  under the symbol  [OTCBB:
EVSI]. For more information on the company, contact 1-866-746-0514


































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